Exhibit 10.45

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (“Agreement”) is made between BOULEVARD 40 OFFICE L.L.C. (“Seller”), and ALLIANCE COMMERCIAL PARTNERS, LLC, a Colorado limited liability company (“Buyer”). FIRST AMERICAN TITLE INSURANCE COMPANY (“Escrow Agent”) joins in this Agreement for the purposes set forth below. The effective date of this Agreement (the “Effective Date”) shall be the date on which the last of Seller or Buyer sign this Agreement below.

WHEREAS, Seller is the owner of certain real property known as “Boulevard 40”, located at 40 Skokie Boulevard, Northbrook, Illinois, which real property is more particularly described in Exhibit A attached hereto (the “Property”).

AND, WHEREAS, Seller has agreed to sell the Property to Buyer, and Buyer has agreed to purchase the Property from Seller, under all of the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, the Property, together with (a) all buildings thereon, improvements thereto, all structures thereon, (b) all licenses, approvals, permits, rights, privileges, easements, rights-of-way and appurtenances thereto, (c) all fixtures, equipment and personal property owned by Seller and located at such Property (including without limitation all of the personal property listed on Schedule I attached hereto) (collectively, the “Personal Property”), (d) all trade names under which such Property is operated or advertised, (e) all of Seller’s right, title and interest in and to any warranties, guaranties or similar agreements in connection with the Property (all of the rights listed in (b), (d) and (e) above being referred to herein as the “Intangibles”), and (f) all Leases of any portions of such Property, under all of the following terms and conditions:

1.                                       Price and Deposit.

1.0.1        Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be Ten Million One Hundred Thousand and No/100 Dollars ($10,100,000.00).

1.02         Payment. The Purchase Price shall be paid as follows:

(a)           Within one business day after the Effective Date, Buyer shall deliver to Escrow Agent a deposit (together with any interest earned, the “Initial Deposit”) in the amount of One Hundred Thousand and No/100 Dollars ($100,000.00) in cash, which Initial Deposit shall be held by the Escrow Agent in accounts (investing solely in US. government securities) approved by Buyer and applied in accordance with the terms of this Agreement.

(b)           If this Agreement does not terminate on or before the end of the Study Period, Buyer shall deliver to Escrow Agent the additional sum of Three Hundred Thousand and No/100 Dollars ($300,000.00) (the “Additional Deposit”) in cash on or before one business day after the expiration of the Study Period, to be held by Escrow Agent in accounts (investing solely in U.S. government securities) approved by Buyer and applied in accordance with the terms of this Agreement. The “Deposit” under this Agreement means the sum of One Hundred Thousand and No/l00 Dollars ($100,000.00) as the same may be increased to a sum of Four Hundred Thousand and No/100 Dollars ($400,000.00) and consists of the Initial Deposit, as the same may be increased by the Additional Deposit, as each term is defined herein, together with any interest thereon. Any interest earned on the Deposit shall be deemed part of the Deposit and paid together with the principal portion of the Deposit according to the terms hereof; provided that, unless the Deposit is paid to Seller as liquidated damages, all interest earned thereon shall be for the benefit of Buyer.

(c)           Upon expiration of the Study Period without this Agreement having terminated, the Deposit shall not be refundable except in accordance with the express provisions hereof. Upon closing under this Agreement, the Deposit and the remainder of the Purchase Price, subject to closing adjustments provided herein, shall be paid by wire transfer of funds to Seller’s account.

(d)           If Seller (or Buyer post-closing) enters into a lease agreement with Oasis Legal Finance, LLC (or a related entity) substantially in accordance with (or more favorable to landlord) all material terms set forth in the November 14, 2006 letter-of-intent at any time during the period commencing from and after the Effective Date and ending on the date that is ninety (90) days following Closing, then, in such event the Purchase Price shall be increased by One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000.00) (such amount, the “Oasis Payment”). If Seller enters into the Oasis Lease on or before the Closing Date, the Oasis Payment shall be due and payable with the balance of the Purchase Price at Closing. If Buyer enters into the Oasis Lease within the 90-day period following the Closing, Buyer shall pay the Oasis Payment to Seller within five (5) days following full execution of the Oasis Lease. The foregoing obligations of Buyer with respect to the Oasis Payment shall survive the closing under this Agreement.

2.                                       Review of Property.

2.01         Property Information. Seller has delivered to Buyer, or made available for review by Buyer, copies of the following documents to the extent in Seller’s or its property manager’s possession or control:

(a)           Annual operating statements (including income and expense statements) in the form periodically maintained by Seller for the prior two calendar years and for the current year to date, together with a receivables report in the form periodically maintained by Seller.

(b)           The most recent rent roll statement in the form and with the information maintained by Seller from time to time (the “Rent Roll”).

(c)           All leases (with any amendments thereto) of any portions of the Property which are in effect on the Effective Date (the “Leases”).

(d)           The most recent bill(s) for real estate taxes and assessments.

(e)           All contracts or agreements for maintenance, janitorial services, trash removal, landscaping, snow removal, HVAC maintenance and other ongoing services provided to Seller in connection with the Property (collectively, the “Service Contracts”).

(f)            Any architectural plans, environmental reports or certificates of occupancy.

(g)           Any tenant billing reconciliation statements or general ledgers for the prior calendar year and the current year to date.

Except as otherwise expressly set forth herein, Buyer acknowledges and agrees that Buyer shall be responsible for verifying through Buyer’s own due diligence the accuracy and completeness of all documents and information, including the foregoing, provided by Seller to Buyer, and any reliance by Buyer on such documents and information shall be at Buyer’s own risk. In addition, Buyer expressly acknowledges and agrees that Seller shall not be obligated to furnish, nor shall Buyer be entitled to review or have access to, any confidential or proprietary documents or information connected with the Property, including but not limited to opinions, appraisals, audits, internal memoranda or other documents, internal work product or other similar documents, which are in the possession or control of Seller. In addition, subject to the immediately preceding sentence, Buyer shall have the right to review, inspect, and make copies of all of Seller’s and its property manager’s books, records, and files related to the Property and Seller shall cause all such books, records and files to be made available to Buyer.

2.02         Study Period. Buyer acknowledges having had a period, ending on the Effective Date (the “Study Period”) in which to determine in its sole and absolute discretion whether to purchase the Property, and has determined to purchase the Property.

2.03         Right of Entry. From the Effective Date to the earlier of the termination of this Agreement or the Closing, Buyer and its agents shall have the right to enter the Property for the purpose of examining the environmental, structural and other physical conditions of the Property, and to interview tenants, and undertake such other inspections or due diligence as Buyer shall deem necessary in its sole discretion. Such right of entry shall be governed by the following provisions:

(a)           In exercising such right of entry, the Buyer agrees to not unreasonably interfere with the operation of the Property or the rights of tenants therein. Furthermore, Buyer shall not take any core samples, install any monitoring wells or undertake any other invasive tests or studies without the Seller’s prior written consent. In all events, Buyer shall fully repair and restore the Property if any physical damage is caused by the exercise of such rights.

(b)           Buyer shall not contact or communicate with any tenants at the Property without prior consent of Seller and without affording Seller an opportunity to review written communications in advance or accompany Buyer on visits to tenants (as the case may be). Seller shall cooperate with Buyer to make a representative of Seller available upon request of Buyer in order to facilitate Buyer’s interviews with tenants.

(c)           Prior to entering onto the Property, Buyer shall deliver to Seller certificates evidencing (1) commercial general liability insurance coverage against injury (including death) and property damage with a limit of not less than $1,000,000 and naming Seller as an additional insured, (2) worker’s compensation insurance coverage with limits of not less than that required by law, and (3) employer’s liability insurance coverage against accident and disease with a limit of not less than $1,000,000 for each employee. In addition, prior to allowing any consultant or other third party performing audits or other inspections of the environmental aspects of the Property, Buyer shall deliver to Seller certificates evidencing that Buyer and such party are covered by environmental liability insurance with a limit of not less than $1,000,000.

(d)           Buyer hereby indemnifies and holds harmless Seller from and against any and all liability, losses and damages (whether actual, direct, indirect, incidental or consequential), suits, claims, actions or other proceedings (including attorneys’ fees), and costs and expenses (including the costs of restoration, remediation and other similar activities) caused by the entry onto the Property by Buyer or any of its employees, agents, contractors or consultants; except that Buyer shall not be required to indemnify Seller for any liability, loss or damages arising out of (1) the discovery of any preexisting condition or (2) any action of Seller or its employees, agents, contractors or consultants. The foregoing indemnity shall survive any termination of or closing under this Agreement.

(e)           Buyer agrees that if the transaction contemplated by this Agreement does not occur due to termination prior to closing or for any other reason whatsoever, Buyer shall deliver to Seller within five days after such termination copies of all engineering, environmental and similar studies, reports and inspections prepared by third parties in connection with the Property, other than any such reports prepared by Buyer’s attorneys or any other reports which are otherwise confidential. Buyer makes no representations or warranties of any nature whatsoever with respect to such reports.

Except as expressly set forth herein, Buyer acknowledges and agrees that Seller makes no representations or warranties of any kind regarding the physical (including environmental and structural) condition of the Property, and Buyer shall rely entirely on Buyer’s own examinations and inspections of the Property in determining whether to purchase the Property.

2.04         Legal Review Period. Buyer has obtained a current title insurance commitment No. 1252842, dated November 15, 2006 (“Title Commitment”) with respect to the Property (together with legible copies of all exception documents). Subject to Seller taking the actions on Schedule 2.04, the Title Commitment is acceptable to Buyer. In all events, at or before closing, Seller will cause to be paid off and released any mortgage or deed of trust or other consensual monetary lien created or assumed by Seller and encumbering title to the Property or any mechanics lien created or assumed by Seller (but specifically excluding Item 11 of Schedule B to the Title Commitment which shall be a Permitted Exception), and in connection with the closing Seller shall take the actions set forth on Schedule 2.04 attached hereto. Notwithstanding anything in this Agreement to the contrary: (u) Buyer shall not have the right to object to the fact that one of the tax parcels comprising a portion of the Property encompasses both a portion of the Property and certain real property located immediately adjacent to the Property and owned by a third party (such fact, the “Tax Parcel Matter”); (v) Seller shall not have any obligation to take any action with respect to the Tax Parcel Matter; (w) the Tax Parcel Matter shall be a Permitted Exception (as defined herein); (x) Buyer shall not have the right to object to the fact that there exists a restriction on the use of the Property for certain uses (including, without limitation, dental offices, medical offices and clinics) (the “Restriction”) in that certain Declaration of Covenants, Restrictions and Conditions, recorded April 28, 1983 as document number 26586204 (the “Restriction Agreement”); (y) Seller shall not have any obligation to take any action with respect to the Restriction or the Restriction Agreement; and (z) the Restriction and the Restriction Agreement shall be Permitted Exceptions.

3.                                       Representations and Warranties.

3.01         Seller’s Representations and Warranties. Seller hereby covenants, represents and warrants that to Seller’s knowledge:

(a)           There are not pending or to Seller’s knowledge, threatened, any condemnation actions with respect to the Property.

(b)           This Agreement has been, and all the documents to be delivered by Seller to Buyer at closing will be, duly authorized and constitute a valid, binding and enforceable obligation of Seller.

(c)           This Agreement, and the transfer of the Property by Seller, shall not violate any contract, agreement or instrument to which Seller is a party or by which the Seller or the Property is bound.

(d)           The Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986.

(e)           Attached hereto as Schedule 3.01(e) is a true and correct list of all leases with respect to the Property, including all amendments, supplements and modifications to such leases (the “Existing Leases”). Seller has neither given nor received any written notice of default in connection with the Existing Leases which has not been previously cured.

(f)            There is no litigation pending against Seller with respect to its ownership or operation of the Property or affecting Seller’s ability to consummate the transaction contemplated by this Agreement.

(g)           Attached hereto as Schedule 3.01(g) is a true and correct list of all service contracts, equipment leases (“Equipment Leases”) and similar agreements with respect to the Property (collectively, the “Service Contracts”).

(h)           Seller has delivered or will deliver or make available to Buyer all third party environmental reports and studies concerning the Property in Seller’s possession or control.

(i)            Except for the Existing Leases, the Service Contracts, the Permitted Exceptions and any other obligations Buyer expressly assumes under this Agreement, there will not be any outstanding contracts affecting the Property which will be binding upon Buyer following its purchase of the Property.

(j)            Seller has not (a) made a general assignment for the benefit of creditors, (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (c) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (d) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (e) admitted in writing its inability to pay its debts as they come due, or (f) made an offer of settlement, extension or composition to its creditors generally.

(k)           To Seller’s knowledge, except as may be disclosed in the materials delivered to Buyer pursuant to Section 2.01 or in any environmental reports or studies prepared by or on behalf of Buyer, Seller has not received any written notice of any violations of environmental laws with respect to the Property from any governmental authority.

Any reference in this Agreement to “knowledge,” “actual knowledge” or “best of knowledge” of Seller, or the receipt of notices or other communications by Seller, shall be deemed to mean the actual knowledge of, or receipt of notice or communication by, Stephen R. Inglis, who is a Vice President of Seller and the person within Seller’s organization most knowledgeable about the Property. Buyer acknowledges and agrees that neither such party nor any other employee or agent of Seller shall have any duty or obligation under this Agreement or other law to make any affirmative investigation of the matters covered by the foregoing provisions in order to determine the accuracy or truthfulness thereof. In addition, Buyer hereby acknowledges and agrees that except with respect to the foregoing representations and warranties set forth in this Section 3.01 above, the Property is to be conveyed by Seller to Buyer in its “AS-IS, WHERE-IS, WITH ALL FAULTS” condition without warranty or representation, express or implied, as to zoning, physical condition, environmental condition, suitability for a particular purpose or any other matter whatsoever.

3.02         Conditions to Buyer’s Closing. The continued accuracy in all material respects of the representations and warranties set forth in §3.01 above shall be a condition precedent to the Buyer’s obligation to close hereunder. If any representation or warranty set forth in §3.01 above shall not be correct in any material respect at or before closing, Buyer may, as its sole remedy on account thereof, terminate this Agreement and receive a return of its Deposit, in which event the parties shall have no further liability hereunder (except as may be expressly provided herein upon termination). Absent any such termination, upon closing hereunder the covenants, representations and warranties set forth in §3.01 above shall be deemed remade as of the date of closing hereunder and shall survive the closing for a period of nine (9) months only (such period, the “Survival Period”). However, notwithstanding anything to the contrary herein, to the extent that any documents or information regarding the Seller or the Property are disclosed to Buyer prior to closing, and Buyer nevertheless closes on purchase of the Property, Buyer shall be deemed to have accepted and to have waived any objection to or claim based on such documents or information. Furthermore, except with respect to any covenants, representations or warranties which are intended to survive closing hereunder, any and all covenants, representations and warranties contained in this Agreement shall merge in the deed delivered at closing and shall not survive closing hereunder. Buyer’s obligation to close hereunder shall be subject to satisfaction of the additional condition precedent that Seller must obtain and deliver to Buyer at least 3 days prior to closing estoppel certificates, substantially in the form attached as Schedule 3.02 hereto, as executed by: (y) Shell Vacations; and (z) tenants under the Leases (inclusive of the Shell Vacations Lease and estoppel) occupying at least seventy-five percent (75%) of the total occupied space in the Property. If the condition precedent set forth in the immediately preceding sentence is not timely satisfied, Buyer may, as its sole remedy on account thereof, terminate this Agreement and receive a return of its Deposit, in which event the parties shall have no further liability hereunder (except as may be expressly provided herein upon termination). In addition, the conditions in Schedule 2.04 shall be a condition to Buyer’s closing.

3.03         Buyer’s Representations and Warranties. Buyer hereby covenants, represents and warrants to Seller as follows:

(a)           This Agreement has been, and all the documents to be delivered by Buyer to Seller at closing will be, duly authorized.

(b)           This Agreement, and the acquisition of the Property by Buyer, shall not violate any contract, agreement or instrument to which Buyer is a party or by which the Buyer is bound.

3.04         Conditions to Seller’s Closing. The continued accuracy in all material respects of the representations and warranties set forth in §3.03 above shall be a condition precedent to the Seller’s obligation to close hereunder. If any representation or warranty set forth in §3.03 above shall not be correct in any material respect at or before closing, Seller may terminate this Agreement without prejudice to or limitation on Seller’s remedies on account of breach or default of contract by Buyer.

4.                                       Pre-Closing Obligations.

4.01         Operations. Between the Effective Date and closing hereunder, Seller shall continue to operate the Property in the normal course of business and in substantially the same manner that Seller has historically operated the Property.

4.02         Actions Affecting Property. Between the Effective Date and closing hereunder, Seller shall not execute any new leases (a “New Lease” and together with the Existing Leases, the “Leases”) or lease amendments without Buyer’s prior written approval, which approval shall be in its sole discretion. In addition, during the same period, Seller shall not execute any documents, agreements or instruments affecting title to the Property, or (to the extent within Seller’s control) otherwise allow or permit the imposition of any liens or other encumbrances which affect title to the Property, without the prior written approval of the Buyer. In the event that Buyer fails to respond within 4 business days after any request for approval of a New Lease or any other document submitted after the Effective Date, then Buyer’s approval shall be deemed granted. Furthermore, Buyer shall be responsible for paying, and shall indemnify and hold harmless Seller from, space improvement costs, leasing commissions and other similar expenses related to leases of space at the Property which arise in connection with the execution of a New Lease after the Effective Date when and as due, provided that such New Lease is approved or deemed approved by Buyer pursuant to this section, and all such costs are disclosed in writing to Buyer at the time Buyer approves such New Lease.

4.03         Service Contracts. Promptly following the Effective Date, Seller shall terminate all Service Contracts in accordance with their terms (with the understanding that to the extent that any such Service Contracts require advance notice for termination to be effective, Buyer shall not assume such Service Contracts but the parties shall prorate the amount due thereunder until the first date on which the termination may become effective). Buyer shall be responsible for, and shall pay as of closing, any cancellation charges or fees for termination of Service Contracts which Buyer elects to have terminated, up to but not exceeding $500 in the aggregate. Notwithstanding the foregoing to the contrary, Seller shall terminate any property management and leasing brokerage agreement at or prior to closing, at Seller’s sole cost.

5.                                       Closing and Settlement.

5.01         Closing Date. The purchase and sale contemplated herein shall close at the offices of Escrow Agent on January 24, 2007 (the “Closing Date”), or on such earlier or later date and at such other location as may be mutually agreed upon in writing by the parties.

5.02         Deed and Title. At closing, Seller shall deliver to Buyer a special warranty deed (the “Deed”) in form reasonably satisfactory to Buyer and Seller upon payment of the Purchase Price (subject to closing adjustments provided herein) to Seller. Title to the Property as conveyed by such Deed shall be subject to (a) liens securing payment of taxes, assessments and other public charges imposed in connection with the Property but which are not yet due as of the date of closing, (b) all matters indicated on the Title Commitment, subject to the requirements of Schedule 2.04, (c) any matters which could be disclosed by an accurate survey of the Property, (d) any zoning, subdivision or other public laws and regulations, and (e) the Leases (collectively, the “Permitted Exceptions”).

5.03         Additional Conveyances. At closing, Seller shall execute and deliver to Buyer the following documents, each of which shall be prepared by or reasonably acceptable to Seller and Buyer:

(a)           A bill of sale, conveying to Buyer without warranty or representation and without recourse, title to all personal property owned by Seller and located at the Property.

(b)           An assignment by Seller, with an assumption by Buyer, of (i) all Leases affecting the Property, (ii) all Service Contracts which Buyer elects not to have terminated at closing, and (iii) all Equipment Leases (if any) and all warranties and other rights relating to the Property which are assignable without charge or restriction. Subject to the terms and provisions set forth in Section 5.05 of this Agreement, the assignment shall provide that each of Seller and Buyer is responsible for claims arising under the Leases with respect to its respective period of ownership of the Property.

(c)           Evidence, in form reasonably satisfactory to the Escrow Agent, of Seller’s power and authority to enter into this transaction.

(d)           A so-called “FIRPTA” certificate.

(e)           A notification letter to the tenants under the Leases regarding the transfer of the Property.

In addition, the parties hereby agree to execute and deliver at or before closing a settlement statement (with Seller and Buyer to timely supply to the Escrow Agent the necessary proration information to generate the settlement statement) and such additional documents, certificates and instruments as are reasonably necessary to consummate settlement of the transaction contemplated herein, provided that in doing so the Seller shall not be deemed to be incurring any greater obligations or liability than that which may be expressly stated in this Agreement. Seller and Buyer agree to take all actions reasonably necessary in order to provide final prorations to the Escrow Agent at least two business days prior to the Closing Date.

5.04         Possession. Possession of the Property shall be delivered to the Buyer on the date of closing.

5.05         Prorations. The following provisions shall apply to the division of funds, obligations and payments between the parties as of closing hereunder:

(a)           The parties shall adjust and prorate the following items as of 11:59 p.m. on the day of closing:

(1)           All rent, including base rent, minimum rent and percentage rent (if any), which relates to the months or other applicable periods up through the month or other applicable period within which the closing occurs; provided, however, that Seller shall not be credited if any tenant at the Property shall be delinquent in the payment of rent, income or other charges at the time of closing, but Seller shall be repaid such amounts by Buyer upon receipt after deductions are first made for any rent, income or other charges then due for the period after closing. Any rent which is payable in arrears shall be adjusted on the basis of figures equivalent to the like rent payable for the immediately preceding period, then readjusted after closing upon determination of final, actual amounts in accordance with this section.

(2)           All amounts payable by tenants at the Property for the costs of utilities, taxes, insurance, maintenance, repairs and other operating expenses during the month within which the closing occurs; provided, however, that Seller shall not be credited if any tenant at the Property shall be delinquent in the payment of such operating expenses at the time of closing, but Seller shall be repaid such amounts by Buyer upon receipt after deductions are first made for any operating expenses then due for the period after closing. For purposes of clarity and notwithstanding anything to the contrary contained herein, subject to the proration applicable to amounts collected for the month of closing only, Seller and Buyer acknowledge and agree that it is the intention of the parties, subject to Section (d) below relating solely to taxes which are being paid based on a current estimate, that Seller shall be entitled to retain, and Buyer shall have no right to, any and all amounts payable by tenants during any period prior to and including the Closing Date on account of taxes, notwithstanding the fact that some portion of such taxes will be due and payable in arrears during periods following the Closing Date (e.g., additional rent payable by tenants for taxes under their leases during 2006, but with the actual taxes being payable by the owner of the Property to the taxing authorities in arrears in 2007).

(3)           Subject to Section (d) below relating solely to taxes which are being paid based on a current estimate, all real property taxes, assessments and other governmental impositions of any kind or nature, including any special assessments or similar charges, accrued or imposed in any connection with the Property (collectively “Taxes”), on a current so-called “cash” basis. With respect to Taxes payable to the authorities in arrears after expiration of the applicable period (e.g., Taxes attributable to any portion of 2006, but payable in arrears in any portion of 2007), and with respect to any portion of the Taxes which are payable by any tenant directly to the authorities, no proration or adjustment shall be made and Buyer shall have sole responsibility for payment of such Taxes.

(4)           All fees, costs and expenses under Service Contracts which relate to the period within which the closing occurs.

(b)           The parties agree that in the event the Seller’s proceeds of the Purchase Price are not delivered to Escrow Agent’s account pursuant to §1.02(b) by 2:00 p.m. Eastern Time on the day of closing determined in accordance with §5.01 above, then the prorations described in subsection (a) above shall be recalculated as of 11:59 p.m. the next day (or, if later, the first day on which Escrow Agent has received such funds by 2:00 p.m. Eastern Time). Such recalculation shall not diminish or otherwise affect the parties’ obligation to close at the time and at the place required by the terms of this Agreement.

(c)           Seller shall transfer to Buyer a credit against the Purchase Price equal to the total amount in cash deposited as security deposit money (and not subsequently applied against tenant obligations) under tenant Leases in connection with the Property. Any non-cash security deposits held by

Seller at closing (i.e., letters of credit) shall be assigned to Buyer at Closing (or as soon thereafter as is reasonably practicable with respect to processing re-issuance and/or assignment documents from the lenders providing the letters of credit securing tenant Lease obligations), provided that Seller shall be responsible for paying any transfer or reissuance fees. All leasing commissions and tenant improvement costs arising in connection with leases, lease amendments or other agreements with tenants which are entered into by Seller on or after the Effective Date and before closing shall be assumed and paid by Buyer, with an adjustment of the Purchase Price to be made at closing in order to credit to Seller any payments of such amounts made by Seller prior to closing, provided that all such costs are disclosed to Buyer pursuant to Section 4.02 above. In addition, Buyer shall assume and pay, and hereby indemnifies Seller from, those leasing commissions, fees and/or tenant improvement costs coming payable to brokers or agents or tenants which are listed on Schedule 5.05(c) attached hereto. Seller shall be responsible for paying, and shall indemnify and hold harmless Buyer from, any leasing commissions, fees and/or tenant improvement costs relating to Existing Leases and agreements entered into prior to the Effective Date and not listed on Schedule 5.05(c) attached hereto.

(d)           Payments received from or due to tenants as a result of the annual reconciliation of Property operating expenses and Property taxes charged to tenants (but with respect to taxes, only those taxes which are being paid by tenants based on an estimate of current taxes) for 2006 (collectively, the “Pass-Through Charges”) shall be prorated after Closing as follows:

(1)           As soon as practicable, Buyer shall prepare for each lease the annual reconciliation statement of the Pass-Through Charges for 2006, which shall be subject to Seller’s reasonable review and approval.

(2)           If the amount collected by Seller from all tenants in 2006 for Pass-Through Charges exceeds the actual amount of Pass-Through Charges for which such Tenants are liable under the terms of the respective leases, then, promptly after determination of such amount, Seller shall pay such excess amount to Buyer (for payment to the relevant tenants). If the actual amount collected by Seller from all tenants in 2006 for Pass-Through Charges is less than the amount that tenants are liable for under the terms of the applicable leases, Buyer shall attempt to collect such amounts from tenants and after collecting such amounts from tenants shall immediately remit such amounts to Seller, provided that any amount collected from tenants shall be first applied to amounts which are due and payable for the period after Closing and prior to paying any such amounts to Seller.

(e)           Notwithstanding anything to the contrary herein, in connection with the existing tax protest for 2006 and/or prior years, Seller shall be entitled to any amounts received from the taxing authorities as a result of such tax protests but shall immediately pay to Buyer (for payment to the relevant tenants) an amount equal to any amount which is required to be refunded to tenants as a result of such successful tax protest.

(f)            The obligations under this section shall survive closing. In the event that any errors in prorations or adjustments made at closing are discovered after closing, the parties shall promptly re-adjust the subject amounts, with such payments to be made between the parties as are necessary to correct the errors. In all events, the parties shall make such adjustments, or confirm in writing that no such adjustments are necessary, within 120 days after the end of the calendar year in which the closing occurs.

5.06         Closing Costs. Seller shall pay for any state or county, and Buyer shall pay any local and/or municipal transfer or recordation taxes or deed stamps or other taxes or charges imposed in connection with the delivery and recordation of the Deed for the Property and otherwise in connection with the consummation of the contemplated transaction. Seller and Buyer shall each pay a 50% share of any escrow fees. Seller shall pay the costs of a “basic” title insurance policy and Buyer shall pay for the cost of any “extended coverage”, the costs of any endorsements and the costs of preparing an updated survey. Buyer’s title insurance shall be ordered and obtained solely through Escrow Agent. Buyer shall be solely responsible for all other due diligence costs and expenses incurred by Buyer and for all costs associated with Buyer’s mortgage financing, as applicable. Seller and Buyer shall each pay the costs of its own counsel.

6.                                       Casualty and Condemnation.

6.01         Substantial Event. If between the date hereof and the date of closing, any improvements on the Property are destroyed or damaged to such an extent that the costs to repair are in excess of $200,000 (as determined by estimates of Seller’s insurer), or condemnation proceedings are commenced against the Property or any part thereof which involve the elimination of rentable space, parking or points of access to the Property, cause the Property to fail to materially comply with all applicable laws, rules, or regulations, cause a default under any Lease or otherwise have a material adverse effect on the Property (a “Material Condemnation”), Buyer may terminate this Agreement and receive a return of its Deposit. However, in the event of such casualty or condemnation, Buyer shall have the right to elect not to terminate this Agreement, in which case any proceeds of insurance or condemnation awards paid or payable by reason of such damage or condemnation shall be paid or assigned to Buyer, Buyer shall receive a credit in an amount equal to any insurance deductible, and Buyer shall proceed to closing.

6.02         Insubstantial Event. If between the date hereof and the date of closing, the improvements on the Property are damaged to such an extent that the costs to repair are equal to or less than $200,000 (as determined by estimates of Seller’s insurer), or if any improvements on the Property are destroyed or damaged to such an extent that the costs to repair are in excess of $200,000 but Buyer elects not to terminate the Agreement, or condemnation proceedings are commenced against the Property or any part thereof which do not constitute a Material Condemnation, then any proceeds of insurance or condemnation awards paid or payable by reason of such damage or condemnation shall be paid or assigned to Buyer. Buyer shall receive a credit in an amount equal to any insurance deductible, and Buyer shall proceed to closing.

7.                                       Default/Remedies.

7.01         Default by Seller. If Seller breaches or defaults in any covenant or obligation under this Agreement prior to closing (but not including the breach of any representation or warranty set forth in §3.01 hereof, which shall be addressed in §3.02 above) which causes closing not to occur, then Buyer shall have, as its sole option and remedy on account thereof, the right to either (a) enforce this Agreement by specific performance, or (b) terminate this Agreement and receive a return of the Deposit. In addition, in the event that any such breach or default by Seller is intentional or willful, and this Agreement is terminated on account thereof. Buyer shall have a claim for its out-of-pocket costs and expenses incurred in connection with the Property, up to but not exceeding an amount of Fifty Thousand and No/100 Dollars ($50,000.00). Except with respect to the foregoing, in no event shall Seller be liable to Buyer for any damages, including actual, punitive, speculative, or consequential damages.

7.02         Default by Buyer. If prior to closing, Buyer breaches any covenant or obligation under this Agreement which causes closing not to occur, then Seller shall have the right to retain the full amount of the Deposit hereunder, as Seller’s sole remedy and liquidated damages on account of the Buyer’s default, and upon written notice of the exercise of such right from Seller to the Escrow Agent, the Escrow Agent shall pay to Seller the full amount of the Deposit then held by Escrow Agent. Notwithstanding the foregoing, this provision shall not limit the Seller’s right to pursue and recover on a claim with respect to any indemnity obligations of Buyer that expressly survive termination of this Agreement. The parties agree that the Seller’s actual damages would be difficult to ascertain and that the total Deposit is the parties’ best and good faith estimate of such damages and not a penalty.

8.                                       Provisions Regarding Escrow Agent.

8.01         Administration of Deposit. The Escrow Agent agrees to hold and apply the Deposit in accordance with the terms and conditions of this Agreement.

8.02         Limitation on Liability. The following provisions shall control with respect to the rights, duties and liabilities of the Escrow Agent:

(a)           The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (i) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party’s receipt of any instruction or notice which is received by the Escrow Agent, or (ii) identity or authority of any person executing such instruction, notice or evidence.

(b)           The Escrow Agent shall have no responsibility hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Agent shall have no liability except for its own willful misconduct or gross negligence.

(c)           The Escrow Agent shall not be responsible for the solvency or financial stability of any financial institution with which Escrow Agent is directed to invest funds escrowed hereunder.

(d)           The Escrow Agent shall be reimbursed on an equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the amount held in escrow, including the cost of any legal expenses and court costs incurred by the Escrow Agent, should the Escrow Agent deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow.

(e)           In the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, the Escrow Agent shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.

9.             Confidentiality. Buyer expressly agrees to protect and hold in the strictest confidence the transactions contemplated by this Agreement, the documents and information provided by Seller to Buyer under §2.01 hereof or otherwise (except for that which is readily available to the public), and the results of any inspections, studies or reports generated by or on behalf of the Buyer, and all negotiations between the parties. Notwithstanding the foregoing, Buyer shall be permitted to disclose such matters, as appropriate, to its officers, directors, employees, potential investors, lenders and partners and to its attorney(s), surveyor, title insurer, broker and accountants, provided that Buyer requires such parties to observe the foregoing covenant regarding confidentiality. Buyer further agrees that if the transaction contemplated by this Agreement does not occur for any reason whatsoever, Buyer shall promptly return to Seller all copies of documents and other written materials related to the transaction furnished to the Buyer under §2.01 or otherwise. Buyer hereby indemnifies and holds harmless Seller from and against any and all liability, losses and damages (whether actual, direct, indirect, incidental or consequential), suits, claims, actions or other proceedings (including reasonable attorneys’ fees), and costs and expenses arising in any connection with any breach of the confidentiality of this transaction, the documents and information and other matters described above by any party. The provisions of this section shall survive any termination of this Agreement, but not the closing of the transaction contemplated hereby.

10.                                 Miscellaneous.

10.01       Assignment. Buyer represents to Seller that Buyer intends to purchase the Property for Buyer’s own investment purposes. Likewise, Buyer shall not assign or transfer this Agreement or any interest herein or in the Property to any third party (other than an entity in which Buyer or an affiliate of

Buyer owns an interest and acts as manager or general partner) without the prior written consent of the Seller. Seller may withhold its consent to, and Buyer hereby agrees to not undertake, any assignment for the purpose of transferring directly or indirectly the rights to purchase the Property in return for monetary consideration. Upon any assignment, the original named Buyer herein shall not be released but shall remain primarily responsible for all duties, obligations and liabilities of the Buyer hereunder. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

10.02       No Personal Liability. No employee, member, officer, director, trustee, partner or affiliate of Seller, or any investment manager or other agent of Seller, shall be personally liable or responsible for any duties, obligations or liabilities of the Seller hereunder or in any other connection with the Property or this transaction.

10.03       Limitation of Assets. To the extent that Seller has obligations or liabilities of any kind after closing under this Agreement, recourse for enforcement of such obligations or liabilities (if any) shall be limited to not more than $350,000 of Seller’s proceeds from sale of the Property hereunder, and no action may be taken with respect to any greater amounts or other assets of Seller. However, this provision shall not be construed or interpreted as creating any such obligations or liabilities of Seller, which shall be determined by other provisions of this Agreement. During the Survival Period, and if Purchaser delivers a written notice to Seller during the Survival Period of a claim against Seller under this Agreement, then during all periods thereafter until the final resolution of such claim (each a “Claims Period”). Seller covenants that it shall retain (and not disburse to Seller’s partners or investors) a portion of the Purchase Price in an amount not less than $350,000 (the “Reserved Amount”), which Reserved Amount Seller shall be entitled to: (i) hold in cash; or (ii) invest in one or more investments to be determined by Seller in Seller’s sole discretion. The covenant of Seller set forth in the immediately preceding sentence shall survive closing for the Survival Period and for each Claims Period.

10.04       Limitation of Claims. Except as expressly set forth herein or in the transfer documents upon closing hereunder, Buyer shall be deemed to have automatically released and discharged forever the Seller and all employees, officers, directors, trustees, partners and affiliates of Seller, as well as any investment manager and other agents of Seller, from any and all claims, suits and liability, including but not limited to actions for contribution or reimbursement after environmental remediation, which might otherwise arise under any law or regulation which is not expressly contained in this Agreement.

10.05       Notices. All notices given in connection with this Agreement shall be effective as of the date personally delivered or delivered by confirmed facsimile transmission, one day after the date delivered to overnight courier, or three days after being mailed by U.S. Mail (postage prepaid), as the case may be, if sent to the parties at the following addresses (or fax numbers, as applicable):

Seller’s notice address:

c/o LaSalle Investment Management, Inc.

3424 Peachtree Road, NE, Suite 300

Atlanta, Georgia 30326

Attn: Stephen R. Inglis

Fax: 404-995-2109

With a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

100 Light Street, Suite 1300

Baltimore, Maryland 21202

Attn: Matthew M. Reed, Esq.

Fax: 410-986-2864

Buyer’s notice address:

Alliance Commercial Partners, LLC

I65 S. Union Boulevard, Suite 510

Lakewood, CO 80228

Attn: Doug McCormick

Fax: 303-986-7990

With a copy to:

Holme Roberts & Owen LLP

1700 Lincoln, Suite 4100

Denver, CO 80203-4541

Attn: Robert H. Bach, Esq.

Fax: 303-866-0200

Escrow Agent’s notice address:

First American Title Insurance Company

c/o The Talon Group

401 East Pratt Street, Suite 800

Baltimore, Maryland 21202

Attn: John T. Kieley

Fax: 410-685-9292

10.06       Entire Agreement. This Agreement contains all agreements of the parties with respect to the Property and supersedes any prior discussions, contracts or other agreements, whether written or oral, with respect thereto. No modifications to this Agreement or waivers of any rights or benefits provided herein shall be binding unless signed by the party against whom such modification or waiver is sought to be enforced.

10.07       Broker. Each of Seller and Buyer represents and warrants to the other that it has not dealt with any broker or finder in connection with the transaction contemplated by this Agreement, except for Jones Lang LaSalle Americas (Illinois), L.P. (“Broker”), which is representing Seller in this transaction. Seller shall pay a commission to Broker at closing according to separate agreement. Furthermore, each of Seller and Buyer indemnifies and holds the other harmless from and against any losses, damages, costs or expenses (including attorneys’ fees) incurred by such other party due to a breach of the foregoing warranty and representation. The foregoing indemnity shall survive closing.

10.08       Attorney’s Fees. If any action is brought by either party hereto against the other party, the party in whose favor a final judgment shall be entered shall be entitled to recover court costs and reasonable attorneys’ fees incurred in connection therewith.

10.09       Perpetuities. If the rule against perpetuities would invalidate this Agreement or any portion hereof, due to the potential failure of an interest in property created herein to vest within a particular time, then notwithstanding anything to the contrary herein, each such interest in property must vest, if at all, before the passing of 21 years from the date of this Agreement, or this Agreement shall become null and void upon the expiration of such 21 year period and the parties shall have no further liability hereunder.

10.10       Severability. No determination by any court, governmental body or otherwise that any provision of this Agreement or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of any other such provision or such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

10.11       Recording. This Agreement may not be recorded among the land records or among any other public records without the Seller’s prior written consent (which consent may be withheld for any reason).

10.12       Counterparts/Execution. This Agreement may be signed in counterparts and shall be fully enforceable when signed in such manner. This Agreement may be executed by facsimile or electronic transmission of signatures by the parties and such facsimile or electronic signatures shall be valid and binding for all purposes and effective as of the date of delivery. Notwithstanding the foregoing, within 3 business days of execution by facsimile or other electronic means, the parties agree to exchange original signatures on this Agreement.

10.13       Timing. The phrase “business days” as used herein shall mean the days of Monday through Friday, excepting only federal holidays. The phrase “calendar days” as used herein shall mean all days of the week, including all holidays. The term “days” without reference to calendar or business days shall mean calendar days. TIME IS OF THE ESSENCE OF THIS AGREEMENT. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or state or federal holiday such that the obligation hereby cannot be performed, the time for performance shall be extended to the next succeeding business day.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

SELLER:	BOULEVARD 40 OFFICE L.L.C.

	By:	LaSalle Investment Management, lnc. Authorized Agent

/s/ Chris Harris	By:	/s/ Stephen R. Inglis
Witness		Name:	Stephen R. Inglis
		Title:	Senior Vice President

	Date of execution:		Jan 5, 2007

BUYER:	ALLIANCE COMMERCIAL PARTNERS, LLC

	By:	/s/ David E. Ramsay
Witness		Name:	David E. Ramsay
		Title:	Member

	Date of execution:		1/4/07

ESCROW AGENT:	FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Witness		Name:
Title:

Date of Execution:

EXHIBIT A

[PLAT OR DESCRIPTION OF PROPERTY]

[Attached]

EXHIBIT “A”

Legal Description

5.             THE LAND REFERRED TO IN THIS COMMITMENT IS DESCRIBED AS FOLLOWS:

PARCEL   1:

THAT PART OF THE EAST 1/2 OF THE NORTHWEST 1/4 OF SECTION 2, TOWNSHIP 42 NORTH, RANGE 12. EAST OF THE THIRD PRINCIPAL MERIDIAN, BOUNDED AND DESCRIBED AS FOLLOWS:

COMMENCING AT THE INTERSECTION OF THE NORTH LINE OF THE NORTHWEST 1/4 OF SAID SECTION 2 WITH THE EASTERLY LINE OF A COMMONWEALTH EDISON COMPANY (PUBLIC SERVICE COMPANY OF NORTHERN ILLINOIS) RIGHT OF WAY, SAID EASTERLY RIGHT OF WAY LINE, BEING 155.00 FEET NORTHEASTERLY OF, AS MEASURED AT RIGHT ANGLES, AND PARALLEL WITH THE EASTERLY LINE OF THE ORIGINAL 100-FOOT RIGHT OF WAY OF THE CHICAGO AND NORTHWESTERN RAILROAD COMPANY AS CONVEYED BY WARRANTY DEED RECORDED MARCH 20, 1903 AS DOCUMENT 3365299; THENCE SOUTH 26 DEGREES, 02 MINUTES, 41 SECONDS EAST (ON AN ASSUMED BEARING) ALONG SAID EASTERLY LINE OF THE COMMONWEALTH EDISON COMPANY RIGHT OF WAY, A DISTANCE OF 66.82 FEET TO A POINT ON THE SOUTH LINE OF LAKE-COOK ROAD, AS WIDENED BY CONDEMNATION RECORDED SEPTEMBER 21, 1971 AS DOCUMENT 21633506 FOR THE POINT OF BEGINNING; THENCE SOUTH 89 DEGREES, 56 MINUTES, 00 SECOND EAST ALONG THE SOUTH LINE OF SAID LAKE-COOK ROAD, AS WIDENED, A DISTANCE OF 313.87 FEET; THENCE SOUTH 60 DEGREES, 10 MINUTES, 25 SECONDS EAST ALONG A SOUTHERLY LINE OF LAKE-COOK ROAD, AS WIDENED, A DISTANCE OF 39.73 FEET TO THE WESTERLY LINE OF SKOKIE BOULEVARD; THENCE SOUTH 25 DEGREES, 59 MINUTES, 00 SECOND EAST ALONG SAID WESTERLY LINE OF SKOKIE BOULEVARD, A DISTANCE OF 547.54 FEET TO A POINT OF CURVE; THENCE CONTINUING ALONG SAID WESTERLY LINE OF SKOKIE BOULEVARD, ON AN ARC CONVEX TO THE SOUTHWEST, HAVING A RADIUS OF 8235.16 FEET, AN ARC DISTANCE OF 110.11 FEET TO AN INTERSECTION WITH THE CENTERLINE OF VACATED NEW HAMPSHIRE AVENUE; THENCE CONTINUING ON SAID CURVE, AN ARC DISTANCE OF 29.22 FEET; THENCE NORTH 89 DEGREES, 42 MINUTES, 05 SECONDS WEST ON A LINE 26.00 FEET SOUTH OF AND PARALLEL TO THE CENTERLINE OF SAID VACATED NEW HAMPSHIRE AVENUE, A DISTANCE OF 94.00 FEET; THENCE NORTH 57 DEGREES, 31 MINUTES, 49 SECONDS WEST, A DISTANCE OF 48.83 FEET TO AN INTERSECTION WITH THE SAID CENTERLINE; THENCE NORTH 89 DEGREES, 42 MINUTES, 05 SECONDS WEST, A DISTANCE OF 153.98 FEET ALONG SAID CENTERLINE TO AN INTERSECTION WITH THE CENTERLINE OF VACATED NEW ENGLAND AVENUE; THENCE SOUTH 00 DEGREE, 01 MINUTE, 30 SECONDS EAST ALONG SAID CENTERLINE, 49.53 FEET; THENCE SOUTH 68 DEGREES, 50 MINUTES, 24 SECONDS WEST, A DISTANCE OF 35.24 FEET TO THE SAID EASTERLY LINE OF THE COMMONWEALTH EDISON COMPANY RIGHT OF WAY; THENCE NORTH 26 DEGREES, 02 MINUTES, 41 SECONDS WEST 747.72 FEET TO THE PLACE OF BEGINNING, EXCEPTING THEREFROM THAT PART OF THE EAST 1/2 OF THE NORTHWEST 1/4 OF SECTION 2, TOWNSHIP 42 NORTH, RANGE 12, EAST OF THE THIRD PRINCIPAL MERIDIAN, BOUNDED AND DESCRIBED AS FOLLOWS:

COMMENCING AT THE INTERSECTION OF THE NORTH LINE OF THE NORTHWEST 1/4 OF SAID SECTION 2 WITH THE EASTERLY LINE OF A COMMONWEALTH EDISON COMPANY (PUBLIC SERVICE COMPANY OF NORTHERN ILLINOIS) RIGHT OF WAY, SAID EASTERLY RIGHT OF WAY LINE, BEING 155.00 FEET NORTHEASTERLY OF, AS MEASURED AT RIGHT ANGLES, AND PARALLEL WITH THE EASTERLY LINE OF THE ORIGINAL 100-FOOT RIGHT OF WAY OF THE CHICAGO AND NORTHWESTERN RAILROAD COMPANY AS CONVEYED BY WARRANTY DEED RECORDED MARCH 20, 1903 AS DOCUMENT 3365299; THENCE SOUTH 26 DEGREES, 02 MINUTES, 41 SECONDS EAST (ON AN ASSUMED BEARING) ALONG SAID EASTERLY LINE OF THE COMMONWEALTH EDISON COMPANY RIGHT OF WAY, A DISTANCE OF 66.82 FEET TO A POINT ON THE SOUTH LINE OF

LAKE-COOK ROAD, AS WIDENED BY CONDEMNATION RECORDED SEPTEMBER 21, 1971 AS DOCUMENT 21633506; THENCE SOUTH 89 DEGREES, 56 MINUTES, 00 SECOND EAST ALONG THE SOUTH LINE OF SAID LAKE-COOK ROAD, AS WIDENED, A DISTANCE OF 313.87 FEET; THENCE SOUTH 60 DEGREES, 10 MINUTES, 25 SECONDS EAST ALONG A SOUTHERLY LINE OF LAKE-COOK ROAD, AS WIDENED, A DISTANCE OF 39.73 FEET TO THE WESTERLY LINE OF SKOKIE BOULEVARD; THENCE WESTERLY TO A POINT ON THE EASTERLY LINE OF THE COMMONWEALTH EDISON COMPANY RIGHT OF WAY AFORESAID, SAID POINT BEING 100 FEET SOUTH OF (AS MEASURED AT RIGHT ANGLES) THE NORTH LINE OF SAID NORTHWEST 1/4; THENCE NORTHWESTERLY ALONG SAID EASTERLY LINE TO THE POINT OF BEGINNING, ALL IN COOK COUNTY, ILLINOIS.

PARCEL 2:

NON-EXCLUSIVE EASEMENT APPURTENANT TO AND FOR THE BENEFIT OF PARCEL 1 FOR PEDESTRIAN AND VEHICULAR INGRESS, EGRESS AND PARKING OVER, ACROSS AND UPON THE FOLLOWING DESCRIBED LAND, AS CREATED BY PARKING EASEMENT AGREEMENT DATED MAY 10, 1983 AND RECORDED MAY 17, 1983 AS DOCUMENT 26608668 MADE AMONG NATIONAL BOULEVARD BANK OF CHICAGO, A NATIONAL BANKING ASSOCIATION, AS TRUSTEE UNDER TRUST AGREEMENT DATED JUNE 12, 1981 AND KNOWN AS TRUST NUMBER 6817 AND NATIONAL BOULEVARD BANK OF CHICAGO, A NATIONAL BANKING ASSOCIATION, AS TRUSTEE UNDER TRUST AGREEMENT DATED DECEMBER 23, 1980 AND KNOWN AS TRUST NUMBER 5899:

THAT PART OF THE EAST 1/2 OF THE NORTHWEST 1/4 OF SECTION 2, TOWNSHIP 42 NORTH, RANGE 12, EAST OF THE THIRD PRINCIPAL MERIDIAN, BOUNDED AND DESCRIBED AS FOLLOWS:

COMMENCING AT THE INTERSECTION OF THE NORTH LINE OF THE NORTHWEST 1/4 OF SAID SECTION 2 WITH THE EASTERLY LINE OF A COMMONWEALTH EDISON COMPANY (PUBLIC SERVICE COMPANY OF NORTHERN ILLINOIS) RIGHT OF WAY, SAID EASTERLY RIGHT OF WAY LINE, BEING 155.00 FEET NORTHEASTERLY OF, AS MEASURED AT RIGHT ANGLES, AND PARALLEL WITH THE EASTERLY LINE OF THE ORIGINAL 100-FOOT RIGHT OF WAY OF THE CHICAGO AND NORTHWESTERN RAILROAD COMPANY AS CONVEYED BY WARRANTY DEED RECORDED MARCH 20, 1903 AS DOCUMENT 3365299; THENCE SOUTH 26 DEGREES, 02 MINUTES, 41 SECONDS EAST (ON AN ASSUMED BEARING) ALONG SAID EASTERLY LINE OF THE COMMONWEALTH EDISON COMPANY RIGHT OF WAY, A DISTANCE OF 66.82 FEET TO A POINT ON THE SOUTH LINE OF LAKE-COOK ROAD, AS WIDENED BY CONDEMNATION RECORDED SEPTEMBER 21, 1971 AS DOCUMENT 21633506 FOR THE POINT OF BEGINNING; THENCE SOUTH 89 DEGREES, 56 MINUTES, 00 SECOND EAST ALONG THE SOUTH LINE OF SAID LAKE-COOK ROAD, AS WIDENED, A DISTANCE OF 313.87 FEET; THENCE SOUTH 60 DEGREES, 10 MINUTES, 25 SECONDS EAST ALONG A SOUTHERLY LINE OF LAKE-COOK ROAD, AS WIDENED, A DISTANCE OF 39.73 FEET TO THE WESTERLY LINE OF SKOKIE BOULEVARD; THENCE SOOTH 25 DEGREES, 59 MINUTES, 00 SECOND EAST ALONG SAID WESTERLY LINE OF SKOKIE BOULEVARD, A DISTANCE OF 547.54 FEET TO A POINT OF CURVE; THENCE SOUTHEASTERLY ON A CURVE CONVEX TO THE SOUTHWEST, HAVING A RADIUS OF 8235.16 FEET, AN ARC DISTANCE OF 110.11 FEET TO AN INTERSECTION WITH THE CENTERLINE OF VACATED NEW HAMPSHIRE AVENUE; THENCE NORTH 89 DEGREES, 42 MINUTES, 05 SECONDS WEST ALONG SAID CENTERLINE, A DISTANCE OF 149.70 FEET TO A PLACE OF BEGINNING; THENCE SOUTH 68 DEGREES, 50 MINUTES, 24 SECONDS WEST, A DISTANCE OF 135.38 FEET TO AN INTERSECTION WITH THE CENTERLINE OF VACATED NEW ENGLAND AVENUE; THENCE NORTH 00 DEGREE, 01 MINUTE, 30 SECONDS WEST ALONG SAID CENTERLINE, A DISTANCE OF 49.53 FEET TO THE CENTERLINE OF AFORESAID VACATED NEW HAMPSHIRE AVENUE; THENCE SOUTH 89 DEGREES, 42 MINUTES, 05 SECONDS EAST 126.28 FEET ALONG SAID CENTERLINE TO THE PLACE OF BEGINNING ALL IN COOK COUNTY, ILLINOIS.

A-3

SCHEDULE 1

LIST OF PERSONAL PROPERTY

[Attached]

Boulevard 40
Inventory List

Boulevard 40 Personal Property List

1.               1/2” DeWalt Drill

2.               Full set of hand tools, including socket set

3.               Tube puncher

4.               Pressure washer

5.               Drill press

6.               Key cutting machine

7.               8’, 6,’ 4’ step ladders

8.               Fluke digital multi meter

9.               Milwaukee portable band saw

10.         Brother fax machine

11.         Mita copier

12.         Desk and 2 chairs in the office of the building

13.         6 tables and 20 chairs in vending room

14.         Milwaukee drum drain rod

15.         Temperature recorder

16.         Shop Vacuum

17.         2 Micron Pentium II CPU’s with Magnavox 15” monitors (Windows 95 for card access, Windows 98 for office).

SCHEDULE 2.04

TITLE CONDITIONS

A.            The following items are a condition to Buyer’s closing:

(1)           Items 8, 9 and 10: Release of the mortgage and related documents in favor of Security Life of Denver Insurance Agency.

B.            In connection with the Closing, Seller agrees to do the following which shall be conditions to Buyer’s obligation to close.

(1)           Item 25: Execution of a plat act affidavit.

(2)           Item 26: Rent Roll.

(3)           Item 27: Executed estoppel certificate relating to no outstanding amounts owing to the property manager for the Property.

(4)           Item 28: Provide satisfactory evidence and documentation listed by title company to remove the standard exceptions 1 through 5 (except that Item 11 shall be a Permitted Exception).

(5)           Items 29, 30, and 31: Provide satisfactory evidence documentation to the title company pertaining to organizational document requirements.

(6)           Items 32 and 33: Execute and provide title company with a title company lien affidavit (except that Item 11 shall be a Permitted Exception).

All references to “Items” by numbers refer to the Title Commitment.

C.            Prior to closing, Seller shall use good faith efforts to obtain an estoppel certificate reasonably acceptable to Buyer executed by the owner of the property to the south that is a party to the easement described in Items 14 and 22, which estoppel shall provide that there are no outstanding improvements or maintenance issues related to the easement area. Delivery of the estoppel certificate shall not be a condition to closing.

SCHEDULE 3.01(E)

LIST OF EXISTING LEASES

Tenant/Occupant	Document	Date

Brozosky & Brosk P.C.	Lease between Teachers Realty Corp &	12/91
Brozosky & Brosk, P.C.
	First Amendment	7/31/97
	Second Amendment	5/11/04

Central Trading Enterprises, Inc.	Lease between Boulevard 40 Office LLC &	9/15/00
Central Trading Enterprises, Inc.
	First Amendment	4/15/03

Chicago SMSA Limited Partnership	Lease between Teachers Realty Corp & Chicago	8/92
SMSA Limited Partnership
	First Amendment	4/22/03
	Second Amendment	2/4/04

Harness Dickey & Pierce PLC	Lease between Boulevard 40 Office LLC & Harness	9/11/06
Dickey & Pierce PLC

Heritage Property Investment LP	Lease between Boulevard 40 Office LLC &	8/30/01
Heritage Property Investment LP
	Storage Space License Agreement	8/19/03
	First Amendment	10/27/04
	Second Amendment	5/17/05

Manpower International Inc.	Lease between LaSalle National Bank &	5/1/82
Manpower Inc.
	Statement of Tenant - Teachers Insurance	6/15/85
& Annuity Association of America & Manpower Inc.
	Second Amendment - Teachers Realty Corp &	10/30/89
Manpower International Inc.
	Lease between Boulevard 40 Office LLC &	11/1/93
Manpower International Inc.
	First Amendment - Teachers Insurance & Annuity	11/1/97
Association of America & Manpower International
	Second Amendment - Boulevard 40 Office LLC &	10/14/03
Manpower International Inc.
	Third Amendment - Boulevard 40 Office LLC &	9/2/04
Manpower International Inc.
	Fourth Amendment - Boulevard 40 Office LLC &	2/28/05
Manpower International Inc.

Pine Tree Commercial Realty, LLC	Lease between Boulevard 40 Office LLC & Pine	9/11/06
Tree Commercial Realty LLC
	First Amendment	11/22/06

S&L, LLC	Lease between Boulevard 40 Office LLC &	12/7/01
S&L, LLC
	First Amendment	10/14/02
	Second Amendment	2/13/04
	Third Amendment	6/2/04
	Fourth Amendment	4/1/05

Shell Vacations LLC	Lease between National Boulevard Bank of	5/1/84
Chicago & Sheldon H. Ginsburg & Co.
	Lease between Teachers Realty Corp &	4/29/87
Shell Development
	First Amendment – Teachers Realty Corp &	12/1/88
Shell Development
	Sublease between Shell Development &	5/1/93
Chicago Commercial Realty Inc.
	First Amendment – Teachers Insurance & Annuity	9/10/97
Association of America & Shell Development
	Second Amendment – Teachers Insurance &	5/29/98
Annuity Association of America & Shell Development
	Third Amendment – Boulevard 40 Office LLC &	4/4/02
Shell Vacations LLC
	Fourth Amendment – Boulevard 40 Office LLC &	1/1/03
Shell Vacations LLC
	License Agreement	3/19/03
	Lease between Boulevard 40 Office LLC &	7/8/03
Shell Vacations LLC

Sunrise Lifestyle Centers LLC	Lease between Boulevard 40 Office LLC &	1/2/02
Sunrise Lifestyle Centers LLC
	First Amendment	4/9/03

T. Rowe Price Investment Services LLC	Lease between Boulevard 40 Office LLC &	9/1/05
T. Rowe Price Investment Services LLC

Talent Resource Solutions LLC	Lease between Boulevard 40 Office LLC &	8/6/05
Talent Resource Solutions LLC
	First Amendment	3/31/06

SCHEDULE 3.01(G)

LIST OF SERVICE CONTRACTS AND EQUIPMENT LEASES

Service	Company Name	Company Address	Phone Number	Start	End

Alarm Monitoring	ADT Security Services	111 Windsor, Oak Brook, IL 60523	Julie Schlesinger 630-458-7662	3/5/2003	3/4/2008
Alarm Monitoring	Fire & Security Systems	724 E. Kensington Rd., Arlington Hts, IL 60004	Gail Fischer 847-577-1950	12/3/2001	M-T-M
Alarm Service/Systems	Simplex Time Recorder	91 N. Mitchell Court, Addison, IL 60101	James Bazzell 630-948-1200	4/1/2004	12/31/2004
Card Access	Sonitrol Chicagoland North	1894 Techney Road, Northbrook, IL 60062	Clayton Crost 847-205-0670	5/1/2006	4/30/2007
Construction	J.C. Anderson, Inc.	834 N. Church Rd., Elmhurst, IL 60126	Steve Boulukos 630-834-1669	5/1/2006	12/31/2007
Electrical	City Service Electric	5901 W. Warwick Ave., Chicago, IL 60634	Mark Rogus 773-282-7186	10/1/2006	9/30/2007
Elevator Maintenance	Schindler Elevator Corporation	853 N. Church Ct., Elmhurst, IL 60126	Jim Peterlin 630-478-7179	1/1/2006	12/31/2008
Flooring	Flooring Enterprises	636 Meacham, Elk Grove Village, IL 60007	Kyle Greenstein 847-895-1425	4/1/2006	12/31/2007
Flooring	Olde Towne Floors, Inc.	12344 S. Industrial Dr. E., Plainfield, IL 60585	ban Burdin 815-230-3200	4/1/2006	12/31/2007
HVAC Service	Air Comfort	2550 Braga Dr. Broadview, IL 60154	Chuck Albrecht 708-345-1901	1/1/2006	12/31/2006
Janitorial Service	Crescent Cleaning Co.	105 W. Madison, Ste. 800, Chicago, IL 60602	Rick Pankey 312-726-7200	10/1/2004	M-T-M
Landscaping-Exterior	Sebert Landscaping Co.	955 Biesterfield Rd. Elk Grove Vllg, IL 60007	Andrew Brennecke 847-439-4324	8/2/2006	12/31/2006
Landscaping-Interior	Initial Tropical Plants	730 Landwehr Northbrook, IL 60062	Jan Wemple 847-291-8140	8/3/2006	12/31/2007
Painting/Decorating	Capitol Decorating	3345 N. Arlington Hts., Rd, Ste. J., Arlington Hts., IL 60004	Alan LeGood 847-255-0505
Painting/Decorating	Continental Commercial Interiors	1701 Golf Road, Tower II, Ste. 100, Rolling Meadows, IL 60008	Reo Guerrieri 847-593-3790	7/1/2002	6/30/2003
Pest Control	Anderson Pest Control	65 Century Dr. Wheeling, IL 60090	Jim Kaltinger 847-537-8000	5/1/2006	12/31/2007
Security	Security Partners International, Inc.	296 W. 18th St., Lombard, IL 60148	Eric Lundt 630-629-6326	1/1/2006	12/31/2006
Snow Removal	Mac’s Snow Removal	1520 N. Old Rand Rd. Wauconda, IL 60084	Ed Wood 847-487-9400	11/1/2005	10/31/2006
Trash Removal	ARC Disposal	7 N 540 Route 25 Elgin, IL 60120	Dan Camann 847-981-0091	8/1/2006	12/31/2006
Uniforms	Cintas Corporation	1025 National Parkway, Schaumburg, IL 60173	Jerry Paviatus 847-882-1102	7/1/2005	6/30/2006
Window Washing	American National Skyline Industries	614 N. Michigan St., Elmhurst, IL 60126	Lance Mareinkus 630-941-8500	1/1/2006	12/31/2006

SCHEDULE 3.02

ESTOPPEL CERTIFICATE

TO:      [TBD], its successors, assigns and lenders

TENANT:

RE:	,

THIS IS TO CERTIFY THAT:

1.            The undersigned is the “Tenant” under that certain Lease, dated                        ,          (the “Lease”) between Tenant and                         (“Landlord”), covering the premises described above (the “Premises”). The Premises consist of                         rentable square feet.

2.            The Lease constitutes the entire agreement between Landlord and Tenant and has not been modified, assigned, supplemented, or amended in any respect, except as indicated below (insert dates of all modifications, assignments, supplements, or amendments; if none, state “none”), and the Lease (as so amended, as applicable) is valid and in full force and effect on the date hereof.

3.            Tenant has accepted and now occupies the Premises. The Lease term commenced on                             ,          , and will expire on                        , 20     . Any improvements to be constructed on the Premises by Landlord have been completed and accepted by Tenant and any tenant construction allowances payable by Landlord have been paid. Tenant has                        options to renew the initial term of the Lease, each for a period of                        years (if none, state “none”).

4.            The rent payable by Tenant presently is $                                              per month. No such rent has been paid more than one (1) month in advance of its due date except as follows (if none, state “none”):                                 . Tenant’s security deposit is $                             . Tenant has paid in full all other sums presently due and payable under the Lease.

5.            As of this date, no breach exists on the part of Tenant under the Lease and, to the best knowledge of Tenant, no breach exists on the part of Landlord under the Lease.

6.            Tenant has no right or option whatsoever (a) to purchase or otherwise acquire the Premises or any portion thereof, (b) to terminate the Lease prior to the expiration date set forth above, (c) to lease all or any portion of the building (other than the Premises) of which the Premises is a part (including any right of first offer or right of first refusal), except as indicated below (if none, state “none”).

7.            There are no existing offsets or defenses by Tenant to the payment of rent and other charges payable by Tenant or otherwise to the enforcement by Landlord of the Lease.

8.            There is no remaining free rent period or any unexpired concession in or abatement of rent.

9.             Tenant is in sole possession of the Premises and has not assigned, sublet, pledged, mortgaged, transferred or otherwise conveyed all or any portion of its interest in the Premises or the Lease.

10.           There are no actions, whether voluntary or otherwise, pending against Tenant under the bankruptcy or insolvency laws of the United States or of any state or territory of the United States.

11.           The undersigned is authorized to execute this Estoppel Certificate on behalf of Tenant and realizes that Landlord is proposing to sell the building in which the Premises are located, and any proposed buyer of the building and its assigns (including any parties providing financing for the building) shall be entitled to rely upon this certification by Tenant.

Dated as of the            day of                              , 2004

[insert appropriate signature block]

SCHEDULE 5.05(C)

LIST OF COMMISSIONS AND TENANT IMPROVEMENT COSTS TO BE PAID BY BUYER

PINE TREE COMMERCIAL REALTY, L.L.C. (Expansion Into Suite 620 under First Amendent to Lease dated November 22, 2006)

Leasing Commissions

Jones Lang LaSalle — $4,785.21

Revest Partners, LLC — $10,406.25 (already paid by Seller, so Buyer to credit Seller at closing)

Tenant Improvement Costs — $28,971.00. In this regard, Seller shall be responsible for completing all of the tenant improvement work required in connection with the Lease with Pine Tree Commercial Realty, L.L.C. (as amended) in accordance with the terms of the Lease (as amended) and Buyer shall grant Seller a license to enter the Property following closing in order to supervise and complete such work. At Closing, Seller shall receive the aforesaid credit from Buyer for $28,971.00 toward such costs as set forth in Section 5.05(c) and this Schedule 5.05(C).